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Exhibit 99.1

            PEAPOD, INC. CEO LEAVING FOR HEALTH REASONS; PROPOSED
    EQUITY FINANCING TERMINATED BY INVESTORS DUE TO CEO DEPARTURE; COMPANY
               SEEKING ALTERNATIVE FINANCING OR SALE TRANSACTION

CHICAGO, IL -- March 16, 2000 --

Peapod, Inc. (NASDAQ: PPOD - news), announced today that Bill Malloy, the Company's CEO and President, has informed the Company that due to health reasons he will not be able to continue his involvement with the Company.

In light of this development, the parties to the previously announced letters of intent dated February 14, 2000 with the Company regarding a potential $120 million investment, informed the Company today that they are not willing to move forward with the planned investment and are terminating the letters of intent.

The Company has experienced substantial operating losses since its inception and currently has approximately $3 million cash on hand, before giving effect to outstanding trade payables. The Board of Directors has directed its financial advisors, Wasserstein Perrella & Co., Inc., to explore strategic alternatives available to the Company, including possible alternative financing or a possible sale of the Company. There can be no assurances that the Company will be successful in finding or completing a transaction or that the Company's resources will be sufficient to enable it to continue its operations during this process.

The duties of the CEO will be assumed by Andrew Parkinson, the Company's Chairman and co-founder. Mr. Parkinson will be assisted by a newly formed Office of the Chairman comprised of Mr. Parkinson, Drayton McLane and Mark Van Stekelenburg.

Mr. McLane, Jr. (63) joined Peapod's board of directors in 1999. Since 1992, he has been Chairman of McLane Group, a holding company responsible for the operation of a variety of business entities, including, at one time, McLane Company. In 1990, McLane Company merged with Wal*Mart and Mr. McLane became Vice Chairman of Wal*Mart Stores, Inc.

Mr. Van Stekelenburg (48) became a director in 1998. From 1992 through 1998, he served as the President and Chief Executive Officer of Rykoff-Sexton, Inc./U.S. Foodservice, a food service distributor and manufacturer. Prior to coming to Rykoff-Sexton in 1991, he served as President and Chief Executive Officer of G.V.A., Inc., the largest food service retailer in the Netherlands. His experience in the food distribution and retail business also includes terms as the President of Torro Supermarkets, General Manager and Chief Operating Officer of Makro U.S.A. and General Manager of Korti Discount Stores. He currently is a private investor.

Peapod, Inc., is an Internet grocer providing consumers with local and national grocery delivery service. More information is available on the Company's web site at www.peapod.com.

                                    * * * *
Except for historical matters contained herein, the matters discussed in this press release, including statements herein regarding strategic alternatives available to Peapod, including alternative financings or a sale of the company, the sufficiency of Peapod's resources, and Peapod's future prospects, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Peapod's business and prospects and cause actual results to differ materially from these forward-looking statements.